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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                    WBT CORP.


                  The undersigned, Bruce R. Barnes, certifies that he is the Secretary of Element K Corporation (the "CORPORATION"), a corporation organized and existing under the General Corporation Laws of the State of Delaware (the "GCL"), and does hereby further certify as follows:

         (1) The name of the Corporation is Element K Corporation.

         (2) The original certificate of incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on January 18, 2000, under the name of WBT Corp. and the Amended and Restated Certificate of Incorporation was filed on February 14, 2000 under the name of WBT Corp.

         (3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228, 242 and 245 of the GCL of the State of Delaware.

         (4) The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

             FIRST: The name of the Corporation is Element K Corporation (hereinafter the "Corporation").

             SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is Corporation Service Company.

             THIRD:

         (a) CORPORATE PURPOSE. Subject to clause (b) below, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be

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organized under the General Corporation Law of the State of Delaware as set
forth in Title 8 of the Delaware Code (hereinafter, the "GCL"), including, without limitation, to act as the Manager of Element K Holdings LLC, a Delaware limited liability company or any successor entity thereto ("ELEMENT K LLC") following a LLC IPO Event (as defined in the Limited Liability Company Agreement of Element K LLC (as the same may be amended from time to time, the "ELEMENT K LLC")).

         (b) LIMITATIONS ON HOLDING ASSETS AND INCURRING CERTAIN LIABILITIES. The Corporation shall not (i) hold any assets, other than (A) working capital cash and cash equivalents held for the payment of current obligations and receivables from Element K LLC; (B) Units (as defined in Clause (b) of this Article Third; (C) back-to-back obligations and mirror equity interests of Element K LLC, consisting of obligations and equity securities (other than Units but including convertible securities), which are substantially equivalent to liabilities or obligations or securities of the Corporation to third parties ("Mirror Securities"); (D) assets subject to an existing obligation to contribute such assets (or successor assets) to Element K LLC in exchange for Units; (E) assets acquired as a result of the issuance of Common Stock (as defined in Clause (a) of Article Fourth) of the Corporation and/or Preferred Stock (as defined in Clause (a) of Article Fourth) of the Corporation and/or liabilities or obligations of the Corporation, subject to an existing obligation to contribute such assets (or successor assets) to Element K LLC in exchange for Common Units (in respect of the Common Stock issued) and/or for mirror equity securities (other than Common Units, but including convertible securities, in respect of the mirror equity securities issued) of Element K LLC and/or liabilities or obligations of Element K LLC (in respect of the liabilities or obligations incurred), which are substantially equivalent to the equity securities and/or liabilities and obligations of the Corporation issued to acquire such assets; or (F) goodwill or deferred tax assets or (ii) incur any liabilities or obligations for borrowed money, for acquisition of assets or under any capital lease, other than (A) in connection with back-to-back obligations of Element K LLC to the Corporation, consisting of liabilities or obligations of Element K LLC which are substantially equivalent to liabilities or obligations of the Corporation to a third party; (B) liabilities or obligations incident to the acquisition of Units in exchange for Common Stock or
(C) liabilities or obligations as contemplated by Clauses (b) (i) (D) and (E) of this Article Third. "UNITS" shall mean the limited liability company interests in Element K LLC issued under the Element K LLC Agreement.

         (c) At any time the Corporation issues a share of capital stock or other equity security pursuant to a Registration (as defined in the Element K LLC Agreement), in connection with a private placement or in connection with an acquisition or merger, the net proceeds received by the Corporation with respect to such share, if any, shall

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be concurrently transferred to Element K LLC and Element K LLC shall issue to the Corporation one Unit registered in the name of the Corporation.

             FOURTH:

         (a) AUTHORIZED CAPITAL STOCK. The total number of shares of stock that the Corporation shall have authority to issue is two hundred million one thousand (200,001,000) shares, consisting of: (1) one hundred fifty million (150,000,000) shares of Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK"); (2) one thousand (1,000) shares of Class B Common Stock, par value $.01 per share (the "CLASS B COMMON STOCK"); and (3) fifty million (50,000,000) shares of Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock are herein sometimes collectively or individually referred to as the "COMMON STOCK."

         (b) COMMON STOCK. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of Common Stock are as follows:

                  (i) RANKING. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

                  (ii) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion or exchange of the outstanding shares of Class B Common Stock and Units, such number of shares of Class A Common Stock that shall be issuable (1) upon the conversion of all outstanding shares of Class B Common Stock and (2) upon the conversion or exchange of all outstanding Units; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion or exchange of the outstanding shares of Class B Common Stock and Units by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued upon the conversion or exchange of shares of Class B Common Stock or Units shall, upon issue, be validly issued, fully paid and non-assessable.

                  (iii) LIMITATIONS RESPECTING RATIO OF COMMON STOCK TO UNITS. The Corporation shall not issue, transfer from treasury stock or repurchase shares of

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Common Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Units owned by the Corporation. The Corporation shall not issue, transfer from treasury stock or repurchase shares of Preferred Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the Corporation holds mirror equity interests of Element K LLC which are in the aggregate substantially equivalent to the outstanding Preferred Stock. Upon any reclassification of the Units, whether by combination, division or otherwise, the Corporation shall take all requisite action so that the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Units owned by the Corporation.

                  (iv) VOTING. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or required by applicable law, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of shares of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as one class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock shall have the following voting rights and powers:

                           (A) CLASS A COMMON STOCK. Each holder of record of
Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock standing in such holder's name on the stock transfer records of the Corporation on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of the Class A Common Stock, whether voting separately as a class or otherwise.

                           (B) CLASS B COMMON STOCK. The holders of Class B
Common Stock shall be entitled, with respect to each share of Class B Common Stock held by such holder on the applicable record date, to the following number of votes per share in person or by proxy on all matters submitted to a vote of the holders of the Class B Common Stock, whether voting separately as a class or otherwise: the sum of (x) the number of shares of Class A Common Stock into which the shares of Class B Common Stock held by such holders are convertible into and (y) the number of Units

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held by all Members (as defined in the Element K LLC Agreement) of Element K LLC
(other than the Company).

                  (v) NO CUMULATIVE VOTING. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

                  (vi) AMENDMENTS AFFECTING STOCK. The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock plus (3) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock plus (4) the number of shares of Class A Common Stock issuable by the Corporation upon the conversion or exchange of Units under agreements between the Corporation and holders of such Units (including pursuant to the Element K LLC Agreement), and the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b) (2) of the GCL or any corresponding provision hereinafter enacted.

                  (vii) DIVIDENDS AND DISTRIBUTIONS.

                           (A) Subject to the preferences applicable to any
series of Preferred Stock outstanding at any time, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Clause (b)(vii) of Article Fourth, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

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                           (B) In the case of dividends or other distributions
on Common Stock payable in Class A Common Stock or Class B Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, (1) the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number and (2) the Corporation shall not make any such dividend or distribution unless all outstanding Units, and any option, warrant, exchange right, convertible right or similar rights in respect of Units, shall be correspondingly adjusted.

                           (C) If, at any time, a dividend or other distribution
payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, as the case may be, on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided, that, for this purpose, if shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock may have the Class B Vote Ratio (as defined below) per share as the other voting securities to be received by the holders of the Class A Common Stock) or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

                  (viii) STOCK SPLITS. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or

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otherwise) the outstanding shares of one class of Common Stock unless (1) the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined and (2) all outstanding Units, and any option, warrant, exchange right, convertible right (including with respect to Class B Common Stock) or similar rights in respect of Units or Common Stock, shall be correspondingly adjusted.

                  (ix) OPTIONS, RIGHTS OR WARRANTS. The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

                  (x) MERGERS, CONSOLIDATION, ETC. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction (in each case other than incident to an exchange of Units, Common Stock and/or other securities for Common Stock pursuant to agreements between the holders of such Units and the Corporation or the holder of the Class B Stock and the Corporation) in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock (calculated on an as-converted basis) shall be exchanged for or converted into either (A) the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ in a manner similar to the manner in which the Class A Common Stock and the Class B Common Stock differ (without regard to the provisions of Clause (b) (viii) (C)), or (B) if holders of each class of Common Stock are to receive different kinds (other than as contemplated by the preceding Clause A) or amounts of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, substantially equivalent to the value per share into which or for which each share of any other class of Common Stock is exchanged or converted. To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause (b) (v) of this Article Fourth in good faith shall be conclusive and binding on the Corporation and its stockholders.

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                  (xi) LIQUIDATION RIGHTS. In the event of any dissolution,
liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock (calculated on an as converted basis) treated as a single class.

                  (xii) NO PREEMPTIVE RIGHTS. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

                  (xiii) POWER TO SELL AND PURCHASE SHARES. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

                  (xiv)   CONVERSION OF CLASS B COMMON STOCK.

                           (A) The holder of Class B Common Stock shall have the
right to convert each such share held into two hundred and fifty (250) fully paid and non-assessable shares of Class A Common Stock, at any time and from time to time.

                           (B) As promptly as practicable following the
surrender by a holder of a certificate representing shares of Class B Common Stock to be converted pursuant to Clause (b) (viii) (A) of this Article Fourth, and the payment in cash of any amount required by the provisions of Clause (b)
(viii) (E) of this Article Fourth, the Corporation shall deliver or cause to be delivered at the office of the transfer agent a

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certificate or certificates representing the number of shares of Class A Common
Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected immediately prior to the close of business of the Corporation on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock in the case of a conversion under Clause (b) (viii) (A) of this Article Fourth. At the close of business of the Corporation on the date any such conversion is made or deemed to be effected, all rights of the holder of such shares of Class B Common Stock as a holder thereof shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock as of such date; provided, however, that if any such conversion is made or deemed to be effected on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes upon the opening of business of the Corporation on the next succeeding day on which the stock transfer books are open.

                           (C) Shares of Class B Common Stock that are converted
into shares of Class A Common Stock as provided herein shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock and be available for reissue by the Corporation.


                  (xv) EXCHANGE OF UNITS.

                           (A) Subject to adjustment as provided in Article
Fourth clause (b) (viii), the Corporation shall upon the election of the Directed Sale Group (as defined in the Element K LLC Agreement) in accordance with Section 10.6 of the Element K LLC Agreement convert (or otherwise effect a transaction in the form directed by the Directed Sale Group which shall have the effect of converting) all outstanding Units (other than those held by the Corporation), on a one-for-one basis, into the same number of fully-paid and non-assessable shares of the applicable Mirror Securities.

                           (B) Upon the written demand of the Directed Sale
Group (as defined in the Element K LLC Agreement), the Corporation shall form a new holding company ("HOLDCO") in accordance with the provisions of Section 251 of the GCL pursuant to which each stockholder of the Corporation shall become a stockholder of

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Holdco and concurrently (but deemed immediately thereafter) the Directed
Conversion (as defined in the Element K LLC Agreement) shall be consummated in accordance with Section 10.6 of the Element K LLC Agreement, with Holdco being treated as the Corporation for all purposes thereunder. The Corporation covenants to take all actions reasonably required to effect the foregoing.


                           (C) In the event the Directed Sale Group elects to
effect the foregoing Directed Conversion (as defined in the Element K LLC Agreement), written notice (a "DIRECTED CONVERSION NOTICE") shall be sent by facsimile transmission or first class mail to each holder of Units being converted into Mirror Securities, setting forth the terms and conditions of such transaction. Promptly upon receipt of such Directed Conversion Notice, but in any event no later than 3 Business Days (as defined in the Element K LLC Agreement) following such receipt, each holder of Units being converted into Mirror Securities shall surrender to the Corporation each of his, her or its certificates representing the Unit or Units being converted at any time during business hours at the principal executive offices of the Corporation, Duly Endorsed (as defined in the Element K LLC Agreement), together with any other documentation reasonably required by the Directed Sale Group to be executed in connection with a Directed Conversion.

                           (D) Subject to adjustment as provided in Article
Fourth, Clause (b)(viii), each holder (other than the Corporation) of a Unit shall be entitled to exchange, at any time and from time to time, any or all of such holder's Units, on a one-for-one basis, into the same number of fully paid and non-assessable shares of the applicable Mirror Security. A holder of a Unit shall exercise such right by surrendering to the Corporation the certificate or certificates, Duly Endorsed, representing the Units to be exchanged at any time during normal business hours at the principal executive offices of the Corporation, accompanied by written notice from the holder of such Units stating that he, she or it desires to exchange such Units, or a stated number of Units represented by such certificate or certificates, into the applicable amount of Mirror Securities calculated as set forth above, together with any other documentation reasonably required by the Corporation to be executed with such exchange, and transfer tax stamps or funds therefor, if required pursuant to Article Fourth, Clause (b)(iii)(F) below.

                           (E) In the event of a reclassification or other
similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock or Units shall be entitled to receive upon conversion or exchange of such Class B Common Stock or Units the amount of

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such security that such holder would have received if such conversion or exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends (other than dividends paid in stock or securities of the Corporation) shall be made upon the conversion or exchange of any share of Class B Common Stock or Unit; provided, however, that if a share of Class B Common Stock or Unit shall be converted or exchanged subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock or Units but prior to such payment, then the registered holder of such share or Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares or Units on such date notwithstanding the conversion or exchange thereof or the default in payment of the dividend or distribution due on such date.

                           (F) The issuance of certificates for shares of Class
A Common Stock or an applicable Mirror Security or upon the conversion or exchange of Class B Common Stock or Units shall be made without charge to the holders of such shares or Units for any transfer or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock or Units to be converted or exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

         (c) PREFERRED STOCK. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or

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classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

             FIFTH:

         (a) BOARD OF DIRECTORS. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (i) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (ii) The Board of Directors shall consist of not less than one or more than twelve (12) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors.

                  (iii) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (iv) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

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                  (v) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Fifth unless expressly provided by such terms.

                  (vi) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

             SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or

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modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

             SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

                  The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                  Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

             EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation may be taken (1) upon the vote of such stockholders at any duly noticed and called annual or special meeting of stockholders of the Corporation as provided in this Amended and Restated Certificate of Incorporation and the Bylaws of

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the Corporation or (2) by written consent of a majority of such stockholders represented and entitled to vote thereon, voting as a single class, in lieu of any annual or special meeting of stockholders of the Corporation in accordance with Section 228 of the GCL.

             NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

             TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's Bylaws. The Corporation's Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which was duly adopted in accordance with Sections 228, 242 and 245 of the GCL, has been signed on April 11, 2000.


                                                     ELEMENT K CORP.



                                                     By:    /s/ Bruce R. Barnes
                                                     Name:  Bruce R. Barnes
                                                     Title: Secretary


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